Exhibit 10.18

US Headquarters 9400 Key West Avenue, Suite 220 Rockville, MD 20850 www.ascentagepharma.com

30 January 2019

Mr. Jeff Kmetz

[***]

Dear Mr. Kmetz:

We are pleased to extend our offer of employment as Chief Business Officer of Ascentage Pharma Group Inc. (the “Company”) on the terms set forth or referred to in this offer letter.

If you accept our offer, your employment will commence on Friday, 1 February 2019 until such time it is terminated as provided below in this offer letter. You will work remotely but expected to work at the Company’s US headquarters in Rockville, MD once per quarter.

COMPENSATION AND CERTAIN BENEFITS

Your compensation and employee benefits will be as follows:

(a)	Upon your first day of employment, you will be entitled to receive USD 50,000 in cash and be granted under the Pre-Ipo Share Option Scheme, as amended (the “Plan”), a non-qualified stock option to purchase 200,000 shares of common stock of the Cayman holding company of Ascentage to be listed on HKEX under the terms set forth in (e) below.

(b)	During the term of your employment by the Company, you will be entitled to a base salary of USD 16,666.67 semi-monthly (prorated for any period of less than a full month), payable in accordance with our standard payroll practices and subject to deductions for applicable federal, state and local withholding.

(c)	According to terms of the Company’s short-term incentive program, you will be eligible for an annual performance bonus; the target percentage will not exceed 25% of your annual base salary and be based on the applicable performance appraisal plan. If you are employed at the time, the Company will pay the annual performance bonus, according to your performance appraisal result, board resolution, and terms of the performance appraisal plan.

(d)	You will be entitled to reimbursement of your reasonable business expenses, and the reasonable telephone expenses and similar out-of-pocket expense incurred in working remotely, in accordance with our standard travel and expense reimbursement practices.

(e)	You will be granted under the Pre-Ipo Share Option Scheme, as amended (the “Plan”), a non-qualified stock option to purchase 402,010 shares of common stock of the Cayman holding company of Ascentage listed in HKEX. The stock option has an exercise price HKD 0.01. The stock options will vest over a four-year period, 25% on each anniversary of the effective date of your first day of employment, subject to your continuing service through each vesting date, and be on such other terms and provisions as are contained in the Company’s standard-form nonqualified stock option agreement under the Plan; provided, in the event Ascentage terminates your employment, then that portion of the stock options that have not vested will remain unvested.

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Jeff Kmetz

January 30, 2019

(f)	The Company will provide you with the use of a Company computer, which you will be required to return to the Company upon termination of your employment.

EMPLOYEE BENEFIT PLANS

During your employment with the Company, you will be entitled to paid time off of 22 days in accordance with our standard policies and to participate in all group benefit plans made available generally to employees of the Company. The Company presently intends to match 401(k) employee contributions up to 6% under the terms of the Company’s 401(k) plan. The Company reserves the right to amend, modify or terminate its policies and benefit plans at any time.

EXCLUSIVE SERVICE AND REPORTING

During your employment by the Company, you will devote all your business and professional time, energy, business judgment, knowledge, skill and best efforts to the performance of your employment duties with the Company. You will report directly to the Company’s Chief Executive Officer.

EMPLOYEE HANDBOOK AND OTHER POLICIES

You will be bound by the employment terms contained in the Company’s Employee Handbook and other written policies of the Company in effect from time to time and be required to sign annually or as required by the Company acknowledgments or certifications of such policies.

RIGHT TO WORK STATUS

Under the Immigration Reform and Control Act, the Company is required to verify the identity and work authorization of all newly hired employees. Therefore, you will be required to complete the I-9 form upon hire. Within three business days of beginning your employment, you also will need to supply acceptable documentation (as noted on the I-9 Form) of your identity and work authorization. For your convenience, we have enclosed a copy of the I-9 form and List of acceptable documentation for your review.

BACKGROUND CHECK AND CONFIDENTIALITY, NON-COMPETE AND PROPRIETARY INFORMATION AGREEMENT

This offer is subject to our completion of a customary background check satisfactory to us as well your signing the Confidentiality, Non-Compete and Proprietary Information Agreement.

2	Private & Confidential

Jeff Kmetz

January 30, 2019

NATURE OF “AT WILL” EMPLOYMENT

If you accept this offer, your employment will be “at will,” which means that either you or the Company may terminate your employment relationship at any time, with or without cause. This means, among other things, that upon termination of your employment relationship, the Company’s sole obligation to you will be to pay you any accrued and unpaid salary, plus any unreimbursed business expenses and accrued but unused paid time off as provided herein, through the termination date and any benefits in accordance with the Company’s employee benefit plans in which you are then participating as provided therein.

* * * * * *

If you require further clarification or information, please contact Jason Gilmore, Director, Human Resources at jason.gilmore@ascentagepharma.com

If the terms of employment set forth in this offer letter are acceptable to you, please sign and date a copy of this offer letter where indicated below and return it to Jason Gilmore by email within 48 hours at on or before February 1, 2019, at jason.gilmore@ascentagepharma.com.

Upon execution by you, this offer letter will replace any prior or contemporaneous oral or written understanding or agreement concerning terms of employment between you and the Company.

This offer letter and any dispute concerning the validity, enforceability or interpretation of this offer letter or the terms of your employment will be governed by the internal laws of the State of Maryland without regard to conflict-of-law principles.

We look forward to you joining our team and to a mutually rewarding relationship.

Sincerely,

/s/ Dajun Yang
Dajun Yang, M.D., Ph.D.
Chairman and Chief Executive Officer

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Jeff Metz

January 30, 2019

Acknowledgment

I at this moment accept the preceding offer on the terms set forth above and acknowledge this agreement with the Company; and that no other terms, conditions or representations other than those contained herein form part of this agreement. I understand that my employment relationship is on an “at-will” basis and can be terminated by either the Company or myself at any time, with or without cause. I hereby represent and warrant to the Company that (a) I have the legal right to accept this offer of employment and to perform my employment obligations hereunder and (b) am not a party to any agreement or understanding, and am not subject to any restriction, which, in either case, could prevent me from entering into this agreement or performing my employment duties hereunder.

/s/ Jeff Kmetz
NAME	Date: 1/30/2019

4	Private & Confidential